[Letterhead of Morgan,
                              Lewis & Bockius LLP]

March 4, 1998


                                                             10 C.F.R. ss. 50.80



VIA HAND DELIVERY

U.S. Nuclear Regulatory Commission
Attention:  Document Control Desk
One White Flint North
11555 Rockville Pike
Rockville, MD 20852

Re: NRC Docket Nos. 50-423 (Millstone Unit 3), 50-309 (Maine Yankee) 50-29 (Yankee Rowe), 50-213 (Haddam Neck), and 50-271 (Vermont Yankee); Proposed Reorganization of Central Maine Power Company

Dear Sir/Madam:

This letter is to (a) advise the Nuclear Regulatory Commission (NRC or Commission) of the proposed reorganization of Central Maine Power Company (CMP) which will result in the creation of a new holding company structure for CMP, and (b) request NRC's consent to any indirect transfer of control of NRC Operating License NPF-49 for Millstone Unit 3, or any NRC license held by the various Yankee companies in which CMP owns an equity interest, to the extent that the Commission believes that such consent is required in connection with this reorganization pursuant to Section 184 of the Atomic Energy Act of 1954, as amended (AEA), and 10 C.F.R. ss. 50.80.

CMP currently holds an undivided 2.5% ownership interest in Millstone Unit 3 and is an NRC licensee with respect to this interest. CMP also owns (a) a 38% equity interest in Maine Yankee Atomic Power Company, the licensed owner and operator of the Maine Yankee plant, (b) a 9.5% equity interest in Yankee Atomic Electric Company, the licensed owner and operator of the Yankee Rowe plant, (c) a 6% equity interest in Connecticut Yankee Atomic Power Company, the licensed owner and operator of the Haddam Neck plant, and (d) a 4% equity interest in the Vermont Yankee Nuclear Power Corporation, the licensed owner and operator of the Vermont Yankee plant. The Maine Yankee, Yankee Rowe, and Haddam Neck plants have all been permanently shut down and are undergoing or preparing for decommissioning.

The CMP reorganization is being undertaken in response to (a) the widespread regulatory and market changes that have occurred throughout the electric utility industry in the United States as a result of the enactment of the Energy Policy Act of 1992 and recent decisions by the Federal

U.S. Nuclear Regulatory Commission
March 4, 1998
Page 2


Energy Regulatory Commission (FERC) promoting additional competition at the wholesale level, including Order Nos. 888 and 889 mandating open access to transmission services, and (b) the enactment of the Maine Electric Industry Restructuring Act of 1997 which provides for the transition to a competitive market for electricity generation services at the retail level in the State of Maine by March l, 2000.

Under the proposed reorganization, CMP and its existing non-utility subsidiaries will become subsidiaries of a new holding company (HoldCo) organized under the laws of the State of Maine. The ultimate ownership of CMP will remain unchanged since (a) the current holders of all of the issued and outstanding shares of common stock of CMP will become the holders of all of the issued and outstanding shares of common stock of HoldCo, and (b) the current holders of shares of the preferred stock and debt securities of CMP will retain these interests. CMP will continue to hold its existing ownership interests in Millstone Unit 3 and the Yankee companies after the reorganization. CMP believes that converting to this type of holding company structure will provide long-term advantages through increased management and financial flexibility that will better position CMP and its existing non-utility subsidiaries to compete effectively in a changing commercial and regulatory environment. This structure will also serve to insulate CMP's utility business from business risks associated with the activities of the non-utility subsidiaries and be consistent with the corporate structure used by many other utilities in the United States.

While CMP does not believe that NRC approval of the proposed reorganization is required under the AEA or NRC regulations, CMP recognizes that the NRC has taken the position that its consent is required under 10 C.F.R. ss. 50.80 in connection with corporate reorganizations involving "the formation of a new holding company over an existing licensee." See NRC Final Policy Statement on the Restructuring and Economic Deregulation of the Electric Utility Industry, 62 Fed. Reg. 44071, 44077 (Aug. 19, 1997). In this regard, the NRC has recently consented to a number of corporate reorganizations by other licensees which are comparable to CMP's proposed reorganization. See e.g., Letter from NRC to Boston Edison Company (Feb. 11, 1998) (NRC Docket No. 50-293); Letter from NRC to Pacific Gas & Electric Company (Oct. 18, 1996) (NRC Docket Nos. 50-275, 50-323, 50-133); Letter from NRC to San Diego Gas & Electric Company (April 21, 1995) (Docket Nos. 50-206, 50-361, 50-362); Letter from NRC to Detroit Edison Company (Aug. 30, 1995) (Docket Nos. 50-16, 50-341); and Letter from NRC to Illinois Power Company, (Jan. 31, 1994) (Docket No. 50-461).

Additional information pertaining to the proposed reorganization, including the information required under 10 C.F.R. ss. 50.80 and NRC Administrative Letter 96-02, is included in Attachment A. As this information demonstrates, CMP's reorganization will not (1) have any adverse impact on the ownership or operation of Millstone Unit 3 or any of the Yankee plants, (2) affect the managerial, technical, or financial qualifications of the licensed owners and operators of these plants; (3) affect CMP's existing financial qualifications and status as an "electric utility" under NRC regulations; (4) result in foreign ownership, control or domination

U.S. Nuclear Regulatory Commission
March 4, 1998
Page 3


over any of these licenses or licensees; or (5) have any adverse impact on competition or require any additional NRC antitrust review.

In summary, the proposed reorganization will not be inimical to the common defense and security or result in any undue risk to public health and safety, and any indirect transfer of any NRC license associated with CMP's reorganization will be consistent with the requirements set forth in the AEA, NRC regulations, and any relevant NRC orders and licenses.

The   consummation   of  the   corporate   transactions   associated   with  the
reorganization is dependent upon the receipt of various regulatory and shareholder approvals and is currently scheduled to occur shortly after the May 21, 1998 Annual Meeting of CMP's Shareholders. Accordingly, CMP respectfully requests that the NRC expedite its review of the proposed reorganization and provide any required consents by that date.

In the event that NRC has any questions about CMP's proposed reorganization or wishes to obtain any additional information about the reorganization, please contact me directly at 202-467-7462.

Sincerely,


/s/ Kevin P. Gallen
Kevin P. Gallen
Counsel for Central Maine Power Company

Enclosure

cc: Attached List

U.S. Nuclear Regulatory Commission
March 4, 1998
Page 4


                          LIST OF ADDITIONAL ADDRESSEES


Hubert J. Miller
Regional Administrator, Region I
U.S. Nuclear Regulatory Commission
475 Allendale Road
King of Prussia, PA  19406-1415

Stephen Dembek
NRR Project Manager, Millstone 3
NRR Project Manager, Haddam Neck
United States Nuclear Regulatory
  Commission
Mail Stop 14-D4
Washington, DC  20555

Morton B. Fairtile
NRR Project Manager, Yankee-Rowe
United States Nuclear Regulatory
  Commission
Mail Stop 11-B20
Washington, DC  20555

Daniel H. Dorman
NRR Project Manager, Vermont Yankee
NRR Project Manager, Maine Yankee
United States Nuclear Regulatory
  Commission
Mail Stop 14-B20
Washington, DC  20555

Antone Cerne
NRC Senior Resident Inspector, Millstone 3
United States Nuclear Regulatory
  Commission
P.O. Box 513
Niantic, CT  06357

Edward C. Knutson
NRC Senior Resident Inspector,
  Vermont Yankee
Vermont Yankee Nuclear Power Station
P.O. Box 176
Vermont, VT  05354

William J. Raymond
NRC Senior Resident Inspector,
  Haddam Neck
Haddam Neck Nuclear Power Station
361 Injun Hollow Road
East Hampton, CT  06424

Richard Rasmussen
NRC Senior Resident Inspector,
  Maine Yankee
Maine Yankee
P.O. Box E
Wiscasset, Maine  04578

                                                             10 C.F.R. ss. 50.80

                                  ATTACHMENT A

                        ADDITIONAL INFORMATION RELATED TO
                         THE PROPOSED REORGANIZATION OF
                         CENTRAL MAINE POWER COMPANY TO
                     CREATE A NEW HOLDING COMPANY STRUCTURE


                                TABLE OF CONTENTS

                                                                            Page


I.    GENERAL INFORMATION CONCERNING CMP..............................1

II.   GENERAL INFORMATION CONCERNING HOLDCO...........................5

III.  DESCRIPTION OF THE PROPOSED REORGANIZATION AND REASONS FOR
      THE REORGANIZATION..............................................6

IV.   CMP COMPLIANCE WITH THE MAINE ELECTRIC INDUSTRY
      RESTRUCTURING ACT OF 1997.......................................8

V.    SUMMARY OF THE IMPACT OF THE REORGANIZATION ON CMP,
      MILLSTONE UNIT 3 AND THE YANKEE PLANTS.........................10

VI.   OTHER REGULATORY AND SHAREHOLDER APPROVALS.....................12

VII.  OTHER NUCLEAR REGULATORY CONSIDERATIONS........................12

VIII. EFFECTIVE DATE OF THE REORGANIZATION...........................16

IX.   REQUESTED NRC ACTION...........................................16

                                                             10 C.F.R. ss. 50.80

                                  ATTACHMENT A

                        ADDITIONAL INFORMATION RELATED TO
                         THE PROPOSED REORGANIZATION OF
                         CENTRAL MAINE POWER COMPANY TO
                     CREATE A NEW HOLDING COMPANY STRUCTURE


I.   GENERAL INFORMATION CONCERNING CMP

     (1)  NAME

          Central Maine Power Company

     (2)  ADDRESS

          83 Edison Drive
          Augusta, Maine  04336

     (3)  DESCRIPTION OF BUSINESS

     Central Maine Power Company (CMP) is a Maine corporation which is currently a vertically integrated public utility company engaged in the generation, transmission, sale, and distribution of electricity in the state of Maine. CMP also has several non-utility subsidiaries engaged in other diversified business enterprises. CMP is a "public utility" subject to regulation by the Maine Public Utilities Commission (MPUC) under the laws of the State of Maine and the Federal Energy Regulatory Commission (FERC) under the Federal Power Act (FPA). CMP is currently exempt from regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), except
Section 9(a)(2) of PUHCA, pursuant to Section 3(a)(2) of PUHCA. Upon the completion of the reorganization, CMP will be a transmission and distribution utility subject to regulation by the MPUC and FERC.

     Additional information concerning the business and operations of CMP is set forth in CMP's 1996 Annual Report on Form 10-K filed with the SEC in March 1997, CMP's most recent Quarterly Report on Form 10-Q filed with the SEC on November 14, 1997, and the Form 8-K filed with the SEC on January 12, 1998, copies of which are contained in Exhibit 1 hereto.

     (4)  NRC LICENSE HELD BY CMP

     Millstone Unit 3 (NRC Operating License NPF-49, Docket No. 50-423). CMP holds a 2.5% undivided ownership interest in Millstone Unit 3 as a tenant in common with 13 other electric utilities in New England which own the remaining 97.5% of this unit. Northeast Utilities is the licensed operator of Millstone Unit 3.

     (5)  CMP INTERESTS IN YANKEE COMPANIES

     The Yankee companies each own a nuclear power plant in New England which is licensed by the NRC. The name of each Yankee company in which CMP owns an equity interest, the nuclear plant which is owned by that company, the relevant NRC licensing information with respect to each plant, and the extent of CMP's equity interest in each Yankee company is as follows:


    Yankee Company                Plant              NRC License No.         NRC Docket No.          CMP's Percentage
                                                                                                    Equity Interest in
                                                                                                         Company


     Maine Yankee             Maine Yankee               DPR-36                  50-309                    38%
     Atomic Power
        Company

     Yankee Atomic             Yankee Rowe                DPR-3                   50-29                    9.5%
   Electric Company

  Connecticut Yankee           Haddam Neck               DPR-61                  50-213                     6%
     Atomic Power
        Company


                                       -2-




    Vermont Yankee           Vermont Yankee              DPR-28                  50-271                     4%
     Nuclear Power
      Corporation


     CMP is not an NRC licensee with respect to any of these plants; however, CMP has entered into power purchase agreements with each of the Yankee companies which entitle CMP to a pro rata share of the electrical output of each of these plants and obligate CMP to pay a pro rata share of the costs of each of the plants, based on CMP's percentage equity interest in the individual Yankee company that owns and operates the plant. These power purchase agreements have been filed with FERC and the rates and charges in these agreements have been determined to be just and reasonable in accordance with Section 205 of the FPA. The Maine Yankee, Yankee Rowe, and Haddam Neck plants have all been permanently shut down and are undergoing or preparing for decommissioning. The Vermont Yankee plant is the only plant owned by one of the Yankee companies which is currently authorized to operate under the terms of its NRC license.

     (6)  ORGANIZATION AND MANAGEMENT OF CMP

     CMP is a Maine corporation which is currently a publicly traded company listed on the New York Stock Exchange.

          (a)  CMP Officers

     The names and titles of the current officers of CMP, all of whom are citizens of the United States, are as follows:

Name                    Title

David M. Jagger         Chairman of the Board of Directors
Charles H. Abbott       Vice Chairman of the Board of Directors
David T. Flanagan       President and Chief Executive Officer
Arthur W. Adelberg      Executive Vice President
David E. Marsh          Chief Financial Officer
Sara J. Burns           Chief Operating Officer, Distribution Services
Gerald C. Poulin        Chief Operating Officer, Energy Services
Michael R. Cutter       Vice President, Operations Support
F. Michael McClain      Vice President, Corporate Development
Curtis A. Mildner       Vice President, Retail Marketing and Sales
Curtis I. Call          Treasurer
Anne M. Pare            Secretary and Clerk

     The names and titles of the principal officers of CMP upon the completion of the reorganization will be as follows:

Name                    Title

Sara J. Burns           President
Curtis I. Call          Treasurer
Anne M. Pare            Secretary

     The mailing addresses for all of the officers of CMP, except Messrs. Jagger and Abbott, before and after the reorganization is: Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336.

          (b)  CMP Directors

     The names and addresses of the current directors of CMP, all of whom are citizens of the United States, are set forth below:


Name                    Address
Charles H. Abbott       Skelton, Taintor & Abbott, 95 Main Street,
                        P.O. Box 3200, Auburn, ME  04212
Charleen M. Chase       Community Concepts, Inc., P.O. Box 278,
                        Market Square, South Paris, ME  04281

Duane D. Fitzgerald      1002 Washington Street, Bath, ME  04530
David T. Flanagan        Central Maine Power Company, 83 Edison Drive,
                         Augusta, ME  04336
Robert H. Gardiner       Maine Public Broadcasting Corporation,
                         1450 Lisbon Street, Lewiston, ME  04240
David M. Jagger          Jagger Brothers, P.O. Box 188, Water Street,
                         Springvale, ME  04083
Peter J. Moynihan        UNUM Corporation, Two Canal Plaza,
                         Portland, ME  04101
William J. Ryan          Peoples Heritage Financial Group, Inc., One Portland
                         Square, P.O. Box 9540, Portland, ME  04112
Kathryn M. Weare         The Cliff House, P.O. Box 2274, Bald Head Cliff,
                         Shore Road, Ogunquit, ME  03907
Lyndel J. Wishcamper     Wishcamper Properties, Inc., 177 High Street,
                         Portland, ME  04101

     Upon the completion of the reorganization, the CMP Board of Directors will consist of all of the current CMP directors, plus Sara J. Burns, the current Chief Operating Officer, Distribution Services, who will become the President of CMP after the reorganization.

II. GENERAL INFORMATION CONCERNING HOLDCO

     HoldCo is a new corporation organized under the laws of the State of Maine with offices located at 83 Edison Drive, Augusta, Maine 04336. Upon the receipt of all necessary regulatory and shareholder approvals, HoldCo will be renamed and become a publicly traded company listed on the New York Stock Exchange. CMP will promptly advise NRC of HoldCo's new name when the name change occurs. HoldCo will become the parent holding company of CMP and CMP's existing non-utility subsidiaries.

     Upon the completion of the reorganization, individuals who are currently principal officers of CMP will become officers of HoldCo. The names and titles of the HoldCo officers will be:

Name                        Title

David T. Flanagan           President and Chief Executive Officer
Arthur W. Adelberg          Executive Vice President
David E. Marsh              Chief Financial Officer
F. Michael McClain          Vice President, Corporate Development
Anne M. Pare                Treasurer, Corporate Counsel and Secretary

     The mailing address of the HoldCo officers will be 83 Edison Drive, Augusta, Maine 04336.

     Upon the completion of the reorganization, the current directors of CMP will become directors of HoldCo. The names and addresses of these individuals are provided in Section I(6)(b) above.

     Additional information concerning the management, business and operations of HoldCo is set forth below and in the exhibits attached hereto.

III. DESCRIPTION   OF  THE   PROPOSED   REORGANIZATION   AND   REASONS  FOR  THE
     REORGANIZATION

     The proposed reorganization will involve the creation of a new holding company structure for CMP including a new holding company (HoldCo) organized under the laws of the State of Maine which will become the parent company of CMP and CMP's existing non-utility subsidiaries. HoldCo has already been formed. In order to accomplish this reorganization, CMP will form another new corporation, MergeCo, the sole purpose of which will be to serve as a vehicle to create the holding company structure. CMP, HoldCo, and MergeCo will then enter into an Agreement and Plan of Merger. Upon the consummation of the merger transactions contemplated in the Agreement and Plan of Merger, CMP's existing shares of common stock will be converted into an equal number of shares of common stock of HoldCo, CMP's existing shareholders will own 100% of the common stock of HoldCo, and CMP and CMP's existing non- utility subsidiaries will become subsidiaries of HoldCo. The current holders of preferred stock and debt securities in CMP will continue to hold these interests in CMP.

     Upon the completion of the reorganization, CMP will continue to hold its existing 2.5% undivided ownership interest in Millstone 3 and its existing equity interests in the Yankee companies and continue to be a party to the power purchase agreements with the Yankee companies. The new holding company structure is being adopted to provide CMP with long-term advantages through increased management and financial flexibility that will better position CMP and its non-utility subsidiaries to operate in a changing business and regulatory environment, while maintaining CMP's principal business focus on its core utility business. In addition, the clearer separation of CMP's core utility business from non-utility enterprises by making HoldCo, rather than CMP, the parent of the non-utility subsidiaries will better segregate the operations, risks, and costs associated with these non-utility businesses from those involved in providing utility service and provide greater flexibility in pursuing non-utility business opportunities. As shown below, the reorganization will also facilitate CMP's compliance with the requirements imposed under the Maine Electric Industry Restructuring Act of 1997.

     Additional information related to the proposed reorganization and the Agreement and Plan of Merger is set forth in the Application for Approval of the Reorganization which CMP filed with the MPUC, a copy of which is contained in
Exhibit 2 hereto.

IV.  CMP COMPLIANCE WITH THE MAINE ELECTRIC INDUSTRY RESTRUCTURING ACT OF 1997

     The proposed reorganization will be consistent with the requirements imposed under the Maine Electric Industry Restructuring Act of 1997, 35-A MRSA ss. 3201 et seq. (the Restructuring Act), which was signed into law on May 29, 1997, and facilitate CMP's compliance with these requirements. Under the terms of the Restructuring Act, all investor-owned utilities in the state of Maine, including CMP, must (a) divest most of their non-nuclear generating assets and generation-related activities by March 1, 2000, the date on which all retail customers in Maine will have the right to purchase generating services directly from competitive electricity providers licensed by the MPUC, (b) generally limit their electric utility operations to transmission and distribution services after that date, and (c) create separate corporate entities to market electricity to retail customers. The Restructuring Act expressly excludes ownership interests in nuclear power facilities from the divestiture requirement, but authorizes the MPUC to order divestiture of Maine Yankee interests on or after January 1, 2009. This provision was enacted prior to the permanent shutdown of the Maine Yankee plant on August 6, 1997, and was premised on the expiration of Maine Yankee's operating license in 2008. Such a divestiture would, of course, be subject to receipt of all required federal regulatory approvals. The Restructuring Act also contains provisions addressing the recovery of stranded costs associated with both nuclear and non-nuclear generation assets by investor-owned utilities in future rates.

     Although the Restructuring Act does not require divestiture of generating assets until March 1, 2000, on April 28, 1997, CMP announced a plan to seek proposals for the purchase of its generation assets through an auction process. CMP believed that market conditions were such that it would be advantageous to seek proposals earlier than the time for divestiture mandated by the Restructuring Act.

     Pursuant to requirements of Maine law, on August 11, 1997, CMP filed its application with the MPUC for approval of the auction process for the sale. The MPUC approved the process for divestiture of CMP's generation assets selected by CMP by Order dated January 14, 1998 in Docket No. 97-523. As part of the auction process, CMP received final bids on December 10, 1997. On January 6, 1998, CMP announced that it had reached agreement to sell all of its hydro, fossil and biomass generation assets with a combined generating capacity of 1,185 megawatts to an affiliate of Florida-based FPL Group, the winning bidder in the auction process. While CMP offered other generation assets for sale in the auction, including its interests in Millstone 3 and Vermont Yankee, these assets attracted insufficient interest at the auction and are not included in the proposed sale to the FPL Group affiliate. Any future sale of these assets would be subject to receipt of all required federal regulatory approvals. The sale of CMP's hydro, fossil, and biomass generating assets to the FPL Group affiliate is subject to various closing conditions, including the approval of the MPUC and FERC. On February 20, 1998, CMP filed its application with the MPUC for approval of the sale.

     CMP's remaining utility operations will still be subject to rate regulation by MPUC and FERC. Moreover, under Section 3209 of the Restructuring Act, CMP will be specifically authorized to recover in its rates the decommissioning expenses associated with its interests in any nuclear facilities "as required by federal law, order, or regulation."

     While the Restructuring Act prohibits CMP from selling electricity to retail customers on or after March 1, 2000, a separate corporate affiliate of CMP, licensed by the MPUC, may sell electricity at retail as of that date. CMP has requested the approval of the MPUC to establish such a separate corporate affiliate (EnerMark) as part of the reorganization. The Restructuring Act contains numerous specific standards of conduct governing the conduct of a transmission and distribution utility and its affiliated electricity provider and requires the MPUC to adopt rules to implement the standards. Because of the numerous
constraints   imposed  by  the  standards  of  conduct  on  dealings  between  a transmission and distribution utility and its marketing affiliate, CMP determined that a holding company form of organization in which the holding company, rather than CMP, is the parent company of both the transmission and distribution utility and the separate marketing affiliate would facilitate compliance with the standards. Accordingly, upon the completion of the reorganization, HoldCo will become the parent holding company of CMP and EnerMark.

     Additional information concerning CMP's compliance with the requirements imposed under the Restructuring Act is contained in Exhibits 1 and 2. A copy of the Maine Electric Industry Restructuring Act of 1997 is contained in Exhibit 3 hereto.

V. SUMMARY OF THE IMPACT OF THE REORGANIZATION ON CMP, MILLSTONE UNIT 3 AND THE YANKEE PLANTS

     The proposed reorganization will have no adverse impact on the ownership or operation of Millstone 3 or any of the Yankee plants or the managerial, technical, or financial qualifications of the licensed owners and operators of these plants. Upon the completion of the reorganization:

     (1) HoldCo will be a publicly traded company listed on the New York Stock Exchange and the common stock of HoldCo will be widely held;

     (2)  CMP's  existing   shareholders  will  hold  100%  of  the  issued  and
outstanding shares of common stock of HoldCo;

     (3) HoldCo will hold 100% of the issued and outstanding shares of common stock of CMP;

     (4) CMP's directors will continue to hold their current positions and also become directors of HoldCo;

     (5) CMP's principal officers will assume similar positions at HoldCo and the CMP officer currently responsible for Distribution Services will become the President of CMP and a director of CMP;

     (6) All of the directors and officers of HoldCo and CMP will be U.S. citizens;

     (7) CMP will continue to hold its existing 2.5% undivided ownership interest in Millstone Unit 3 and its existing equity interests in the Yankee companies, and CMP's existing power purchase agreements with the Yankee companies will remain unchanged by the reorganization;

     (8) CMP will continue to be an "electric utility" within the meaning of 10 C.F.R. ss. 50.2 subject to regulation by MPUC and FERC, and there will be no change in CMP's ability to obtain funds to support its financial obligations with respect to Millstone Unit 3 and the Yankee companies as a result of the reorganization;

     (9) The CMP reorganization will have no adverse impact on the management, ownership, operation or technical and financial qualifications of the other Millstone Unit 3 licensees or the Yankee companies; and

     (10) The Millstone Unit 3 licensees and the Yankee companies will continue to own and operate Millstone Unit 3 and the Yankee plants, respectively, in accordance with the terms and conditions set forth in their respective NRC licenses.

VI.  OTHER REGULATORY AND SHAREHOLDER APPROVALS

     The other major regulatory approvals required in connection with the proposed reorganization include the approval of the MPUC under various provisions in the Maine utility laws, the approval of the SEC under Section 9(a)(2) of PUHCA, the approval of the FERC under Section 203 of the FPA, and, possibly, the approval or waiver of the Connecticut Department of Public Utility Control. The reorganization is also subject to the approval of CMP's shareholders. CMP intends to seek the approval of its shareholders at its 1998 Annual Meeting of Shareholders scheduled for May 21, 1998 and plans to consummate the merger transactions necessary to complete the reorganization as soon as possible after all regulatory and shareholder approvals have been obtained. Additional information concerning these other regulatory and shareholder approvals is contained in Exhibit 2.

VII. OTHER NUCLEAR REGULATORY CONSIDERATIONS

     (1)  FOREIGN OWNERSHIP, CONTROL, OR DOMINATION

     CMP is not currently subject to foreign ownership, control, or domination within the meaning of Section 103 of the AEA. The shares of common stock of CMP are widely held and all of the directors and officers of CMP are U.S. citizens. Upon the completion of the reorganization, CMP's existing shareholders will own 100% of the common stock of HoldCo. HoldCo, in turn, will own 100% of the common stock of CMP, and all of the directors and officers of HoldCo and CMP will be U.S. citizens. Neither HoldCo nor CMP will be owned, controlled, or dominated by any alien, foreign corporation, or foreign government.

     (2)  CMP's FINANCIAL QUALIFICATIONS

     CMP is licensed pursuant to Section 103 of the AEA and 10 C.F.R. Part 50 to hold an undivided 2.5% ownership interest in Millstone Unit 3. "Electric utilities" licensed pursuant to Section 103 of the AEA are exempt from the requirement to demonstrate financial qualifications. CMP is and will remain an "electric utility" within the meaning of 10 C.F.R. ss. 50.2 following completion of the reorganization, since its rates will continue to be subject to regulation by MPUC and FERC and it will remain an "entity that generates or distributes electricity and which recovers the cost of this electricity, either directly or indirectly, through rates established by the entity itself or by a separate regulatory authority."

     The reorganization, therefore, will not adversely affect CMP's ability to obtain the funds necessary to cover its pro rata share of costs for the operation, maintenance, repair, decontamination, and decommissioning of Millstone Unit 3 and the Yankee plants. CMP's liability for such costs and for its obligations under 10 C.F.R. Part 140 and 10 C.F.R. ss. 50.54(w) will not be affected by the reorganization.

     (3)  DECOMMISSIONING FUNDING

     As explained above, the financial qualifications of CMP will not be adversely affected by the proposed reorganization. The reorganization will not affect the ability of CMP to provide the funds necessary to cover its pro rata share of costs for the decontamination and decommissioning of Millstone Unit 3 and the Yankee plants. As noted previously, Section 3209 of the Restructuring Act specifically requires the MPUC to include "decommissioning expenses associated with a nuclear unit" in CMP's rates "as required by federal law, rule, or order." There will be no change in CMP's existing decommissioning funding arrangements for its pro rata share of the projected decommissioning costs for Millstone Unit 3, or the decommissioning funding arrangements under the FERC-approved power purchase agreements for CMP's pro rata shares of the projected decommissioning costs of the Yankee plants, as a result of the proposed reorganization. However, to provide additional assurance of the availability of funds for decommissioning, CMP agrees to provide the Director of Nuclear Reactor Regulation with a copy of any additional application to any other regulatory authority, at the time it is filed, to transfer (excluding grants of a security interest or liens) from CMP to HoldCo, or any other affiliated company, facilities for the production, transmission or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of CMP's consolidated net utility plant, as recorded on CMP's books of account.

     (4)  TECHNICAL QUALIFICATIONS

     The proposed reorganization will not result in any change in the design or operation of Millstone Unit 3 or any of the Yankee plants, nor any change in the terms and conditions of the existing licenses or technical specifications related to these plants. The personnel at the plants having control over licensed activities will not change as a result of the reorganization. There will also be no other changes in the management or operation of any of these plants as a result of the reorganization.

     (5) ANTITRUST CONSIDERATIONS

     CMP is currently entitled to 2.5% of the electrical output of Millstone Unit 3 based upon its 2.5% ownership interest in that unit. CMP is also entitled to 4% of the electrical output of the Vermont Yankee plant under its power purchase agreement with Vermont Yankee Nuclear Power

Corporation based upon its 4% ownership interest in that company. The other Yankee plants have been permanently shut down and no longer produce power. CMP's percentage entitlement to the output of Millstone Unit 3 and Vermont Yankee are de minimis generation interests (i.e., less than 200 megawatts) which will not be affected by the reorganization. The submission of antitrust information is not required in connection with licensing actions which do not affect the ownership of a nuclear generating facility or entitlement to the power output from such a facility, particularly if they involve de minimis interests. See e.g., SECY-91-246 (Aug. 7, 1991) "Antitrust Considerations for License Amendments Authorizing New Operating Entities." Moreover, if "the transaction is deemed to be an indirect transfer, with no new 1icensee added to the license, a
Section 105 antitrust review (including a significant changes review) is not authorized by the [AEA]." NRC Standard Review Plan for Antitrust Reviews at 3-2 (Nov. 1997). The proposed reorganization of CMP will -- at most -- constitute an indirect transfer which will not result in any new licensee being added to any NRC license and will therefore not require an antitrust review by the NRC.

     (6)  ACCESS TO RESTRICTED DATA

     This request does not contain any Restricted Data or other Classified Defense Information or any change in access to such Restricted Data or Classified Defense Information. Any existing restrictions on access to Restricted Data and Classified Defense Information related to the licenses for Millstone Unit 3 and the Yankee plants will be unaffected by the proposed reorganization.

     (7)  ENVIRONMENTAL IMPACT

     The proposed reorganization does not involve any change to nuclear plant operations or equipment and does not change any environmental impact previously evaluated in prior environmental reviews for Millstone Unit 3 and the Yankee plants. Accordingly, there is no significant environmental impact associated with the reorganization.

VIII. EFFECTIVE DATE OF THE REORGANIZATION

     The reorganization requires the approval of the other regulatory agencies identified in Section V above. CMP intends to consummate the merger transactions necessary to complete the reorganization as soon as possible after all regulatory and shareholder approvals have been obtained. CMP's 1998 Annual Meeting of Shareholders is scheduled for May 21, 1998. CMP requests that the NRC expedite its review of this request on a schedule that will permit the issuance of any required NRC consents as promptly as possible and, in any event, by May 21, 1998.

IX. REQUESTED NRC ACTION

     For the reasons stated above, CMP respectfully submits that the proposed reorganization is consistent with the applicable provisions of the AEA, NRC regulations and NRC orders issued pursuant thereto. CMP therefore respectfully requests that, to the extent required by Section 184 of the AEA and 10 C.F.R. ss. 50.80, the NRC consent to any indirect transfer of control of any NRC licenses that may occur in connection with this reorganization.

                                LIST OF EXHIBITS


NO.                TITLE
1                  (a) CMP Annual Report on Form 10-K for
                   the Fiscal Year Ended December 31, 1996
                   (w/o exhibits); (b) CMP Quarterly Report on Form 10-Q for the Quarter ending
                   September 30, 1997; and (c) CMP Report
                   on Form 8-K, dated January 6, 1998.
2                  CMP Application for Approval of
                   Reorganization Filed With MPUC, dated
                   December 8, 1997 (w/o exhibits).
3                  Maine Electric Industry Restructuring Act
                   of 1997.